UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

   Filed pursuant to Section 16(a) of the
   Securities Exchange Act of 1934,
   Section 17(a) of the Public
   Utility Holding Company Act of
   1935 or Section 30(f) of the
   Investment Company Act of 1940

(Print or Type Responses)
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1.  NAME AND ADDRESS OF REPORTING PERSON*

Farrell                       Michael                 J.
(LAST)                        (FIRST)                 (MIDDLE)


7 Sweetwater Lane
(STREET)

Pittsburgh                    PA                      15238
(CITY)                        (STATE)                 (ZIP)


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2.  DATE OF EVENT REQUIRING STATEMENT  (MONTH/DAY/YEAR)
      8/31/98

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3.  I.R.S. IDENTIFICATION NUMBER OF REPORTING PERSON, IF AN ENTITY (VOLUNTARY)


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4.  ISSUER NAME AND TICKER OR TRADING SYMBOL
      Federated Investors, Inc.   FII

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5. RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER: (CHECK ALL IF APPLICABLE)
__X___Director _________10% Owner ______Officer (give title below)
_________Other (specify below)


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6.  IF AMENDMENT, DATE OF ORIGINAL (MONTH/DAY/YEAR)


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7.  INDIVIDUAL OR JOINT/GROUP FILING (CHECK APPLICABLE LIMIT)
__X___   Form filed by One Reporting Persons
_______  Form filed by More than One Reporting Persons

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             TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1. TITLE OF SECURITY    2. AMOUNT OF   3. OWNERSHIP   4. NATURE OF INDIRECT
   (INSTR. 4)              SECURITIES     FORM:          BENEFICIAL
                           BENEFICIALLY   DIRECT (D)     OWNERSHIP (INSTR. 5)
                           OWNED          OR
                           (INSTR. 4)     INDIRECT
                                          (I)
                                          (INSTR. 5)
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Class B Common Stock    5,000             D

     Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the form is filed by more than one reporting person, see Instruction
     5(b)(v).






           TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS,
CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


1. TITLE OF DERIVATIVE   2.  DATE         3.  TITLE AND AMOUNT OF SECURITIES   4.CONVERSION     5. OWNERSHIP    6.  NATURE
   SECURITY              EXERCISABLE      UNDERLYING DERIVATIVE                OR EXERCISE         FORM OF          OF INDIRECT
   (INSTR. 4)            AND EXPIRATION   SECURITY (INSTR. 4)                  PRICE OF            DERIVATIVE       BENEFICIAL
                         DATE                                                  DERIVATIVE          SECURITY         OWNERSHIP
                         (MONTH/DAY/YEAR)                                      SECURITY            DIRECT (D)       (INSTR. 5)
                                                                                                   OR INDIRECT
                                                                                                   (I) (INSTR. 5)

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                      Date      Expiration        Title     Amount or Number
                      Exercisable   Date                    of Shares

Class B Common Stock  8/31/99   8/30/08           Options   5,000              $19.00               D
Options



** Intentional misstaments or omissions of facts constitute Federal Criminal
   Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

/S/  MICHAEL J. FARRELL             SEPTEMBER 10, 1998
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**Signature of Reporting Person     Date